Exhibit 10.6

July 30, 2014

Steven Voskuil

2908 Corkwood Circle

Flower Mound, TX 75022

Dear Steve:

This letter confirms the offer made to you to work for the Kimberly-Clark Health Care Company (“Health Care Company”) following the date of the planned spin-off from Kimberly-Clark (“Distribution Date”). Your initial assignment will be Senior Vice President and Chief Financial Officer. Your start date will be the Distribution Date, which is expected to occur in the second half of 2014.

Since it is anticipated you will be an Elected Officer of the Health Care Company, your compensation after the Distribution Date will be subject to approval by the Compensation Committee (“HC Compensation Committee”) of the Health Care Company Board of Directors.

Base Salary

Initially your annual base salary while with Kimberly-Clark will remain unchanged and you will be eligible for salary adjustments as part of Kimberly-Clark’s 2014 compensation planning process.

Effective on the Distribution Date, as a Health Care Company employee, your salary will increase to $430,000.

Annual Incentive

As a Kimberly-Clark employee, your MAAP target will remain at 55% but for 2014 your business unit financial measures will be based on the Health Care business unit results. Assuming the Health Care spin-off is completed in 2014, you will receive a pro-rated 2014 MAAP payment.

Effective on the Distribution Date, as a Health Care Company employee, your short-term incentive target will increase to 70%. The terms and conditions of the short-term incentive will be governed by the Health Care Company’s plan document. Assuming the Health Care spin-off is completed in 2014; the Health Care Company’s intention is to provide a pro-rated 2014 short-term incentive plan payment for the portion of the year after the Distribution Date.

Long-Term Incentives

Effective with the initial grant following the Distribution Date, as a Health Care Company employee, your 2014 target long-term incentive grant will be $775,000, which is your initial target level for long-term incentive grants in your new role subject to the Health Care Company’s discretion to adjust the actual grant by the grant date value of your grant under Kimberly-Clark’s 2014 long-term incentive grant process which is not forfeited or otherwise replaced. Subject to approval by the HC Compensation Committee, you will receive another target long-term incentive grant in 2015 as part of the Health Care Company’s annual incentive compensation grant cycle. The terms and conditions of the long-term incentive grant will be governed by the Health Care Company’s plan document.

Total Compensation

Given the above, effective on the Distribution Date, your total annual compensation target amount with the Health Care Company is approximately $1,500,000. This amount is comprised of your base salary ($430,000), annual incentive target amount ($300,000) and long-term incentive target amount ($775,000). Your total compensation may be higher or lower than the target amount based on company, business unit, and your individual performance.

Forfeited PRSU Value Upon Spin Completion

You will have forfeited value due to the pro-rated payout of your K-C PRSU grants which was caused by your new role as Chief Financial Officer of the Health Care Company. Effective on the Distribution Date subject to approval by the HC Compensation Committee, the Health Care Company will provide you with a long-term incentive grant that is intended to replace the forfeited value of your pro-rated K-C PRSU grants. The terms and conditions of this long-term incentive grant will be governed by the Health Care Company’s plan document.

Retention Award

K-C will pay, or will cause the Health Care Company to pay, you a retention payment in the gross amount of $150,000, less applicable withholdings and deductions. This retention payment will be paid as a lump sum within 60 days following (a) your involuntary separation from service with Kimberly-Clark, (b) the Distribution Date, or (c) the date K-C determines not to pursue the spin-off.

Severance

Should you be involuntarily terminated from Kimberly-Clark before the Health Care Company spin-off, you will be eligible for severance per the terms of the Kimberly-Clark Severance Pay Plan. Under that plan, you are eligible to receive (among other benefits) a severance of one times your annual salary plus the average of your last three MAAP awards.

Relocation

Initially, your assignment location will be Dallas, TX. At this time the extent of your duties and responsibilities as the Senior Vice President and Chief Financial Officer are still somewhat uncertain. The Health Care Company will expect you to provide office space or other work facilities for you to perform your responsibilities from your residence in Dallas, Texas. Therefore, as a condition of employment, it is expected that you will perform your responsibilities, including directing personnel and conducting administrative and managerial activities, as part of the [e.g., Finance] Organization from your residence in Dallas, Texas. You will also be expected to travel to Roswell, Georgia, California, Belgium, Japan, and other domestic and international locations in the execution of your responsibilities.

Your employment is at-will, and can be ended by you or Kimberly-Clark, or the Health Care Company after the Distribution Date, for any reason at any time.

This letter supersedes all prior offers, whether oral or written, or any prior discussion of the terms and conditions of your employment as a Health Care employee. This letter is not, however, intended to supersede, replace, or alter the terms of any confidentiality, nonsolicitation, noncompetition or other, similar agreement that you may have executed during your employment with Kimberly-Clark.

This letter is intended to be compliant with Section 409A of the Code and any noncompliant provisions of this letter will either be void or deemed amended to comply with Section 409A of the Code and the guidance promulgated thereunder.

Steve, we are excited about the opportunity to work with you to complete this transaction, and look forward to your acceptance of this offer. We would appreciate your response by August 5, 2014. If you have any questions or need additional information, please let Rhonda or me know.

Sincerely,

Lizanne C. Gottung

Senior Vice President and

Chief Human Resources Officer

cc:	R. Gibby
W. Wada

There are two copies of the offer letter enclosed. Please indicate your acceptance of our offer by signing your name on the line below and returning the signed letter to Rhonda Gibby in the envelope provided. The other copy is for your records.

/s/ Steven Voskuil

Signature / Date